Press Release

Contact:                 United Community Bancorp
William F. Ritzmann, President and Chief Executive Officer
(812) 537-4822

United Community Bancorp Reports Fourth Quarter and Year End Results

Lawrenceburg, Indiana – August 23, 2011 – United Community Bancorp (the “Company”) (Nasdaq:  UCBA), the holding company for United Community Bank (the “Bank”), today reported net income of $796,000, or $0.10 per diluted share, for the quarter ended June 30, 2011, compared to a net loss of $34,000 for the quarter ended June 30, 2010.  Earnings per diluted share for the quarter ended June 30, 2010 were negligible.  The net loss for the fiscal year ended June 30, 2011 was $75,000, or ($0.01) per diluted share, compared to net income of $1.0 million, or $0.13 per diluted share, for the fiscal year ended June 30, 2010.

Statement of Operations
(In thousands, except per share data)

	For the year ended

	6/30/2011		6/30/2010
Interest income		$19,846	$18,936
Interest expense		5,587	6,429
Net interest income		14,259	12,507
Provision for loan losses		6,182	2,509
Net interest income after provision for loan losses		8,077	9,998
Total non-interest income		4,038	3,557
Total non-interest expense		12,486	12,198
Income (loss) before tax provision		(371)	1,357
Income tax provision (benefit)		(296)	343
Net income (loss)	$	(75)	$1,014
Basic earnings (loss) per share		$(0.01)	$0.13
Diluted earnings (loss) per share (1)		$(0.01)	$0.13

(1) - Due to the net loss for the year ended June 30, 2011, no adjustments were made for outstanding stock options and unearned restricted shares as such effect would be anti-dilutive.

United Community Bancorp

Summarized Statements of Financial Condition
		(Unaudited)	(Unaudited)	(Unaudited)
(In thousands, as of)	6/30/2011	3/31/2011	12/31/2010	9/30/2010	6/30/2010

ASSETS
Cash and cash equivalents	$31,159	$28,182	$19,343	$44,446	$32,023
Investment securities	123,913	127,602	141,305	119,417	119,958
Loans receivable, net	286,173	289,644	298,240	304,923	309,575
Other assets	31,331	30,540	31,885	30,347	30,548
Total assets	$472,576	$475,968	$490,773	$499,133	$492,104

LIABILITIES
Municipal deposits	$111,251	$106,785	$138,639	$147,010	$121,607
Other deposits	301,840	310,124	291,169	290,169	308,573
FHLB advances	1,833	2,083	2,333	2,583	2,833
Other liabilities	3,616	3,580	3,412	3,694	3,611
Total liabilities	418,540	422,572	435,553	443,456	436,624
Total stockholders' equity	54,036	53,396	55,220	55,677	55,480
Total liabilities & stockholders' equity	$472,576	$475,968	$490,773	$499,133	$492,104

Summarized Statements of Operations
	(for the three months ended, in thousands, except per share data)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	6/30/2011	3/31/2011	12/31/2010	9/30/2010	6/30/2010

Interest income	$4,907	$4,876	$5,033	$5,030	$4,688
Interest expense	1,233	1,286	1,433	1,635	1,594
Net interest income	3,674	3,590	3,600	3,395	3,094
Provision for loan losses	755	3,971	737	719	1,112
Net interest income (loss) after provision
for loan losses	2,919	(381)	2,863	2,676	1,982
Total non-interest income	1,275	795	973	995	1,180
Total non-interest expenses	3,082	2,949	3,204	3,251	3,346
Income (loss) before income tax provision (benefit)	1,112	(2,535)	632	420	(184)
Income tax provision (benefit)	316	(814)	53	149	(150)
Net income (loss)	$796	$(1,721)	$579	$271	$(34)
Basic and diluted earnings (loss) per share (1)	$0.10	$(0.23)	$0.08	$0.04	$0.00

(1) - For all periods shown, United Community MHC has held 4,655,200 shares of outstanding common stock. Since its inception, the MHC has waived receipt of all quarterly dividends on common stock.

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	For the three months ended
	6/30/2011	3/31/2011	12/31/2010	9/30/2010	6/30/2010
Performance Ratios:
Return on average assets (1)	0.67%	-1.43%	0.46%	0.22%	-0.03%
Return on average equity (1)	5.92%	-12.61%	4.15%	1.96%	-0.25%
Interest rate spread (2)	3.21%	3.05%	2.78%	2.83%	2.74%
Net interest margin (3)	3.28%	3.17%	3.04%	2.93%	2.86%
Non-interest expense to average assets (1)	2.58%	2.44%	2.55%	2.63%	3.15%
Efficiency ratio (4)	140.51%	67.25%	70.06%	74.05%	78.29%
Average interest-earning assets to
average interest-bearing liabilities	106.39%	106.69%	106.83%	106.78%	108.55%
Average equity to average assets	11.25%	11.31%	11.10%	11.21%	12.19%

Capital Ratios:
Tangible capital	9.83%	9.58%	9.61%	9.31%	9.17%
Core capital	9.83%	9.58%	9.61%	9.31%	9.26%
Total risk-based capital	17.84%	17.26%	16.80%	16.47%	14.27%

Asset Quality Ratios:
Nonperforming loans as a percent
of total loans	6.15%	7.01%	7.70%	5.99%	3.35%
Allowance for loan losses as a percent
of total loans (5)	1.72%	1.65%	2.19%	1.99%	1.80%
Allowance for loan losses as a percent
of nonperforming loans (5)	28.03%	23.53%	28.50%	33.13%	53.73%
Net charge-offs to average outstanding
loans during the period (1)	0.13%	8.61%	0.30%	0.29%	0.14%

(1) Quarterly income and expense amounts used in ratio have been annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(3) Represents net interest income as a percent of average interest-earning assets.
(4) Represents other expense divided by the sum of net interest income and other income.
(5)  The Bank closed on its purchase of three branches from Integra Bank on June 4, 2010. As a result of that purchase, the Bank acquired loans with a fair value of $43.9 million. Under ASC 805-20-30-1, the acquired loans are accounted for at fair value. Consequently, there is no allowance for loan loss related to the acquired loans to be included in this calculation.

For the three months ended June 30, 2011:

Net interest income increased $580,000 or 18.7% in the current year quarter, when compared to the prior year quarter.  The increase was primarily attributable to a decrease in the cost of interest-bearing liabilities from 1.60% to 1.17% and an increase in average balances in interest-earning assets from $431.6 million to $447.4 million, partially offset by an increase in average balances in interest-bearing liabilities from $397.6 million to $420.6 million.  The decrease in the cost of interest-bearing liabilities was the result of the continued low interest rate environment.  The increase in average balances is the result of the purchase of three branches from Integra Bank, National Association that occurred on June 4, 2010 which resulted in the assumption of $53.0 million in deposits.

Noninterest income increased $95,000 or 8.1%, in the current year quarter, when compared to the prior year quarter.  The increase was attributable to an increase of $294,000 in gain on sale of investments and an increase of $81,000 in service charges, partially offset by a decrease of $307,000 in other income.  The increase in gain on sale of investments was the result of the increased profit from the sale of certain investments that were in an unrealized gain position at the time of the sale.  The securities were sold in an effort to better diversify the Bank’s investment portfolio in both types and durations of investments.  The increase in service charges was attributable to an increase in the Bank’s customer base with the closing on the previously mentioned branch acquisition.  Since this transaction occurred during the third month of the quarter ended June 30, 2010, its impact on net interest income, other income, and other expenses was minimal.  Other income was higher in the 2010 quarter due to the settlement of a state tax refund.

Noninterest expense decreased $264,000 or 7.9% in the current year quarter compared to the prior year quarter.  The decrease in the current year quarter was attributable to branch acquisition related expenses of $213,000 incurred in the prior year quarter and a $113,000 provision for loss on the sale of other real estate owned (“REO”) in the prior year quarter with no such provision in the current year quarter, partially offset by an increase of $89,000 in data processing expense.  The acquisition related expenses in the prior year quarter and the subsequent increase in data processing expenses in the current year quarter were attributable to the previously mentioned branch acquisition.

For the year ended June 30, 2011:

Net income decreased from $1.0 million in the year ended June 30, 2010 to a net loss of $75,000 in the year ended June 30, 2011.  The decrease was primarily the result of an increase in the provision for loan losses of $3.7 million, partially offset by an increase in net interest income of $1.8 million and a decrease in the provision for income taxes of $639,000.

The increase in the provision for loan losses was primarily the result of the charge-off of $6.8 million in loans, of which $4.4 million related to the restructuring of 13 loans having an aggregate outstanding principal balance prior to their restructurings of $18.0 million.

The increase in net interest income was the result of an increase in the average balances in interest-earning assets from $400.9 million in the prior year to $459.5 million in the current year combined with a decrease in the average interest rate paid on interest-bearing liabilities from 1.76% for the prior year to 1.30% for the current year, partially offset by a decrease in the average rate earned on interest-earning assets from 4.72% for the prior year to 4.32% for the current year and an increase in the average balance of interest-bearing liabilities from $366.1 million in the prior year to $430.7 million in the current year.  The decrease in rates and yields was driven by continued low market interest rates in the current year.  The increase in average balances was due to the aforementioned branch acquisition.

The decrease in provision for income taxes is the result of the decrease in pre-tax income attributable to the factors described above and to the receipt of a prior period state tax refund received during the current year.

Total assets were $472.6 million at June 30, 2011, compared to $492.1 million at June 30, 2010.  Total liabilities were $418.5 million at June 30, 2011, compared to $436.6 million at June 30, 2010.  Total stockholders’ equity was $54.0 million at June 30, 2011, compared to $55.5 million at June 30, 2010.  The decrease in assets was primarily due to a $23.4 million decrease in loans, reflecting the combined effect of the refinancing of $20.1 million of residential mortgage loans into lower fixed-rate loans which were sold to Freddie Mac, and the prepayment of several large commercial loans aggregating $7.7 million in the current fiscal year.  The decrease in liabilities was primarily due to a $10.4 million decrease in municipal deposits and a $6.7 million decrease in other deposits resulting from the Bank’s decision to reduce its reliance on municipal deposits and other higher cost deposits.  At June 30, 2011, the Bank’s regulatory capital exceeded the levels required to be categorized as “well capitalized” under applicable regulatory capital guidelines.

United Community Bancorp is the holding company of United Community Bank, headquartered in Lawrenceburg, Indiana.  The Bank currently operates nine offices in Dearborn and Ripley Counties, Indiana.

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company’s loan or investment portfolios . Additionally, other risks and uncertainties may be described in the Company’s annual report on Form 10-K, or its quarterly reports on Form 10-Q, which are available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.